EX 99.28(h)(2)(vii)

Fifth Amended and Restated Schedule A

to the

Transfer Agency Agreement by and between

PPM Funds and

UMB Fund Services, Inc.

NAMES OF FUNDS

PPM Core Fixed Income Fund

PPM Core Plus Fixed Income Fund

PPM High Yield Core Fund

PPM Investment Grade Credit Fund

PPM Small Cap Value Fund

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amended and Restated Schedule A to the Transfer Agency Agreement between the undersigned and dated as of December 30, 2020 to be executed by a duly authorized officer as of the 11th day of December, 2020.

PPM FUNDS

By:	/s/ Mark Mandich
Mark Mandich
Title:	Chief Executive Officer and President
Date:	12/11/20

UMB FUND SERVICES, INC.

By:	/s/ Maureen Quill
Title:	EVP Registered Funds
Date:	01/11/2021

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